Exhibit 5.2

漢 坤 律 師 事 務 所
Han Kun Law Offices

Suite 4709, Excellence Times Plaza, 4068 Yitian Road, Futian District, Shenzhen 518048, P. R. China
Tel: (86 755) 3680 6500; Fax: (86 755) 3680 6599

December 15, 2010

To:	Wealth Environmental Protection Group Inc.

Re:	Share Exchange Agreement

To whom it may concern:

We are qualified lawyers of the People’s Republic of China (“PRC” or “China”, for the purpose of this opinion only, PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).  We have acted as PRC legal counsel to Wealth Environmental Protection Group Inc. (the “Company”), a company organized in the British Virgin Islands, in connection with the Share Exchange Agreement dated December 15, 2010 (the “SEA”), by and among:

i.	the Company;

ii.	China Growth Corporation, a Cayman Islands Company; and

iii.	all of the shareholders of the Company.

We have been requested to give this opinion on, inter alia, Jiangmen Huiyuan Environmental Protection Technology Consultancy Co., Ltd. (江门市慧源环保技术咨询有限公司, “WFOE”), a company organized under the laws of the People’s Republic of China and wholly-owned subsidiary of Wealth Environmental Technology Holdings Limited (慧信环保科技控股有限公司, “Wealth Technology”, a wholly-owned subsidiary of the Company), Jiangmen Wealth Water Purifying Agent Co., Ltd.,(江门市慧信净水材料有限公司, “Jiangmen Wealth Water”), a company organized under the laws of the People’s Republic of China,  Guizhou Yufeng Melt Co., Ltd.(贵州宇丰熔料有限公司, “Guizhou Yufeng”) and Shanxi Wealth Aluminate Materials Co., Ltd.(山西慧信铝酸盐材料有限公司, “Shanxi Wealth”, collectively with the WFOE, Jiangmen Wealth Water and Guizhou Yufeng, the “PRC Companies”, and each a “PRC Company”) pursuant to the SEA.

Unless otherwise defined herein, capitalized terms used herein shall have the same meanings specified in the SEA.

A.	Documents and Assumptions

For purposes of this opinion, we have examined and relied on the SEA, and the documents listed in Schedule A hereto (the “Control Documents”), other contracts, agreements and documents provided to us by the Company and the PRC Companies (together with the SEA and the Control Documents, the “Documents”) , as well as oral and written explanation and confirmation made by the Company and the PRC Companies to our due inquiry and investigation, and we have made such investigation of the applicable laws and regulations of the PRC promulgated and publicly available as of the date of this opinion.

CONFIDENTIALITY.  This document contains confidential information which may also be privileged. Unless you are the addressee (or authorized to receive for the addressee), you may not copy, use, or distribute it. If you have received it in error, please advise Han Kun Law Offices immediately by telephone or facsimile and return it promptly by mail.  Thanks.

漢坤律師事務所

In rendering the opinion expressed below, we have assumed without independent investigation:

All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

Each of the non-natural person parties to the Documents other than the PRC Companies is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (where applicable); each of the parties to the Documents other than the PRC Companies  has full power and authority to execute, deliver and perform its/his obligations under the Documents to which it/he is a party in accordance with the laws of its/his jurisdiction of organization and/or residence;

The Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

The laws of any country or region other than China which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

All Documents and the factual statements provided to us by the Company and the PRC Companies, including but not limited to those set forth in the Documents, are complete, true, correct and not misleading.  Where important facts were not independently established to us, we have relied upon certificates issued by the Government Agencies with proper authority which are available to us; and

All the explanations and interpretations provided by the government officers duly reflect the official position of the relevant government authorities.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

漢坤律師事務所

(a)	“Disclosure Schedule” means the disclosure schedule attached as Schedule B herewith and the disclosure schedule to the SEA;

(b)	“Government Agencies” means any competent government authorities, courts or regulatory bodies of the PRC;

(c)	“PRC Laws” means all laws and regulations currently in force and publicly available in the PRC as of the date hereof; and

(d)	“SAFE” means the State Administration of Foreign Exchange of the PRC and/or a local branch thereof.

Based on our review of the Documents which were provided to us as of the date of this opinion, after due inquiry and investigation against the Company and the PRC Companies, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion, so far as the currently effective and publicly available PRC laws and regulations are concerned, that:

1.
Each of the PRC Companies is duly incorporated and validly existing as a limited liability company under the PRC Laws. Except as otherwise disclosed in the Disclosure Schedule and Wealth Disclosure Letter as defined in the SEA and to the best of our knowledge after due inquiry with the Company and the PRC Companies, each of the PRC Companies has sufficient corporate power and authority to own, use, lease its assets and conduct its business as described in its business license.

2.
The amount of registered capital of the WFOE is RMB100,000. 100% of the equity interest of the WFOE is owned by Wealth Technology as of the date hereof.    The registered capital of the WFOE has been fully and duly paid according to the verification report issued by Jiangmen Jiangyuan Accountant Office Co., Ltd. (江门市江源会计师事务所有限公司) on September 30, 2010.  To the best of our knowledge after due inquiry with the Company and the WFOE, the equity interest in the WFOE is free and clear of all liens, encumbrances, claims, mortgage, guarantee, pledge, restrictions on transfer (other than as required under applicable PRC Laws).

3.
The amount of registered capital of Jiangmen Wealth Water is RMB10,000,000, 95% and 5% of the equity interest of Jiangmen Wealth Water is owned by Mr. Tan Mingzhuo and Ms. Du Hongyu respectively as of the date hereof.   The registered capital of Jiangmen Wealth Water has been fully and duly paid according to the verification reports issued by Zhongshan Flower Town Accountant Firm Co., Ltd. (中山市花城会计师事务所有限公司) on April 25, 2003 and by Jiangmen Jiangyuan Accountant Office Co., Ltd. (江门市江源会计师事务所有限公司) on June 1, 2010, June 9, 2010 and June 12, 2010 respectively.  All of the equity interest in Jiangmen Wealth Water has been pledged to the WFOE as of the date.

漢坤律師事務所

4.
The amount of registered capital of Guizhou Yufeng is RMB500,000. 100% of the equity interest of Guizhou Yufeng is owned by Jiangmen Wealth Water as of the date hereof.  The registered capital of Guizhou Yufeng has been fully and duly paid according to the verification report issued by Guizhou Chenglong Accountants Co., Ltd.(贵州诚隆会计师事务所有限公司) on March 25, 2005.  To the best of our knowledge after due inquiry with the Company and Guizhou Yufeng, the equity interest in Guizhou Yufeng is free and clear of all liens, encumbrances, claims, mortgage, guarantee, pledge, restrictions on transfer (other than as required under applicable PRC Laws).

5.
The amount of registered capital Shanxin Wealth of is RMB5,000,000.  62% and 38% of the equity interest of Shanxin Wealth is owned by Jiangmen Wealth Water and Mr. Tan Mingzhuo respectively as of the date hereof.   The registered capital of Shanxin Wealth has been fully and duly paid according to the verification report issued by Fenyang Fangyuan Auditing Co. Ltd. (汾阳方圆审计事务所有限公司) on April 8, 2004.  Except as otherwise disclosed in the Disclosure Schedule and to the best of our knowledge after due inquiry with the Company and Shanxin Wealth,  the equity interest in Shangxin Wealth is free and clear of all liens, encumbrances, claims, mortgage, guarantee, pledge, restrictions on transfer (other than as required under applicable PRC Laws).

6.
To the best of our knowledge after due inquiry with the Company, the WFOE and Jiangmen Wealth Water, each of the WFOE and Jiangmen Wealth Water has duly executed and delivered the Control Documents to which it is a party and all necessary corporate actions to authorize the execution, delivery and performance of such documents have been taken. The pledge of equity interest in Jiangmen Wealth Water under the Equity Interest Pledge Agreement entered into by and among Jiangmen Wealth Water, its shareholders and the WFOE on September 29, 2010 became effective on the same date when the share pledge registration procedures with competent Government Agencies were completed.  Each of the Control Documents is valid and enforceable against all parties involved in the Control Documents and does not violate any explicit requirements of the applicable PRC Laws.

7.
On August 8, 2006, six PRC Government Agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rules”), which became effective on September 8, 2006 (as amended on June 22, 2009).  The New M&A Rules purport, among other things, to require offshore special purpose vehicles that were formed for the purpose of overseas listing of the equity interests in PRC companies via acquisition and controlled directly or indirectly by PRC companies and/or PRC individuals to obtain the approval of the CSRC prior to the listing and trading of their securities on overseas stock exchanges.  On September 21, 2006, pursuant to the New M&A Rules and other PRC Laws, the CSRC published on its official website relevant guidance with respect to the listing and trading of PRC domestic enterprises’ securities on overseas stock exchanges (the “Related Clarifications”), including a list of application materials regarding the listing on overseas stock exchanges by special purpose vehicles, however, the CSRC currently has not issued any definitive rule concerning whether the share exchange and private placement contemplated under the SEA are subject to the New M&A Rules and Related Clarifications.  Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we believe that due to the reason that  (i)  the WFOE was established by means of direct investment rather than by merger or acquisition by Wealth Technology of the equity interest or assets of any “domestic company” as defined under the New M&A Rules, (ii) no explicit provision in the New M&A Rules classifies the contractual arrangements between the WFOE and Jiangmen Wealth Water as a type of acquisition transaction falling under the New M&A Rules and (iii) in reality, many other similar companies completed similar transactions like the share exchange and private placement contemplated under the SEA  without obtaining CSRC's approval while the CSRC never imposed any punishment or penalty, the share exchange and private placement contemplated under the SEA may not be subject to CSRC's approval.  However, it remains uncertain that whether the CSRC will determine that its prior approval is required for the share exchange and private placement contemplated under the SEA.  If the CSRC or other PRC Government Agencies subsequently determine that CSRC approval is required for the share exchange and private placement contemplated under the SEA, the Company and the PRC Companies may face material regulatory actions or other sanctions from the CSRC or other PRC Government Agencies.  Also, if later the CSRC requires its approval to the share exchange and private placement contemplated under the SEA, the Company and the PRC Companies may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver.

漢坤律師事務所

8.
 According to the Circular on Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents, which was issued by the PRC State Administration of Foreign Exchange (the “SAFE”) on October 21, 2005 and became effective on November 1, 2005 (coded Hui Fa [2005] No. 75) (the “Circular 75”), PRC residents who establish or control offshore companies directly or indirectly as an “offshore special purpose company” (as defined in Circular 75) for the purpose of raising fund from overseas to acquire assets of, or equity interests in PRC companies, shall apply for registration with the local SAFE office.  After our inquiry against the Company and the PRC Companies, as of the date hereof, certain shareholders of the Company are PRC residents as defined under the Circular 75 and are subject to the requirement of registration with SAFE under Circular 75 (the “Ultimate Shareholders”).  To the best of our knowledge after due inquiry with the Company and the PRC Companies, the Company has requested the Ultimate Shareholders to make the necessary applications and filings as required under the Circular 75.  However, the failure or inability of the Ultimate Shareholders to receive any required approvals or make any required registrations under Circular 75 may subject themselves, the Company and the PRC Companies to fines and legal sanctions under the PRC foreign exchange laws and regulations, restrict the Company and PRC Companies’ overseas or cross-border investment activities, and limit the PRC Companies’ ability to make distributions or pay dividends or affect the Company’s ownership structure.

Our opinion expressed above is subject to the following additional qualifications:

i.
Our opinion is subject to the restrictions of (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) any judicial or administrative actions affecting creditors’ rights generally.

ii.
Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary; and (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iii.	No independent search, investigation or other verification action has been conducted by us with any governmental authorities for the purpose of issuing our opinion.

iv.
Our opinion is limited to the PRC laws and regulations of general application on the date hereof (for the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan).  We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

v.
The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

vi.
This opinion is issued based on our understanding of the current PRC laws and regulations.  For matters not explicitly provided under the current PRC laws and regulations, the interpretation, implementation and application of the specific requirements under the PRC laws and regulations are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, which may be different from our opinion.  Under relevant PRC laws and regulations, foreign investment is restricted in certain businesses.  The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts, are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

漢坤律師事務所

vii.
We may rely, as to matters of fact (but not as to legal conclusions), to the extent reasonable, on certificates and confirmations of PRC government authorities or responsible officers of the Company and the PRC Companies.

viii.	This opinion is intended to be used in the context which is specifically referred to herein.

ix.
As used in this opinion, the expression “to our knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company and the PRC Companies in connection with the Documents and the transaction contemplated thereby.  Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and the PRC Companies or the rendering of this opinion.

The opinion expressed herein is solely for the benefit of the Company and without our prior written consent, neither our opinion nor this opinion letter may be disclosed to or relied upon by any other person.

This opinion letter is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressed stated herein.  The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

Yours faithfully,

/s/ Han Kun Law Offices
HAN KUN LAW OFFICES

Shenzhen, China
December 15, 2010

漢坤律師事務所

Schedule A
Control Documents

1.	Exclusive Business Cooperation Agreement by and between the WFOE and Jiangmen Wealth Water dated September 29, 2010.

2.	Equity Interest Pledge Agreement by and among the WFOE, Jiangmen Wealth Water and Mr. Tan Mingzhuo dated September 29, 2010.

3.	Equity Interest Pledge Agreement by and among the WFOE, Jiangmen Wealth Water and Ms. Du Hongyu dated September 29, 2010.

4.	Exclusive Option Agreement by and among the WFOE, Jiangmen Wealth Water and Mr. Tan Mingzhuo dated September 29, 2010.

5.	Exclusive Option Agreement by and among the WFOE, Jiangmen Wealth Water and Ms. Du Hongyu dated September 29, 2010.

6.	Power of Attorney by Mr. Tan Mingzhuo dated September 29, 2010.

7.	Power of Attorney by Ms. Du Hongyu dated September 29, 2010.

漢坤律師事務所

Schedule B
Disclosure Schedule

1.
Mr. Tan Mingzhou has authorized Jiangmen Wealth Water to exercise the rights related to his shareholding in Shanxi Wealth as his exclusive agent and attorney, including without limited to the right to attend shareholders’ meetings of Shanxi Wealth and the right to exercise voting rights to which he is entitled under PRC law.

2.	The WFOE has not obtained the social insurance registration certificate.

3.	None of Jiangmen Wealth Water, Guizhou Yufeng and Shanxi Wealth has paid sufficient social insurance for all of their employees.

4.	None of the PRC Companies has obtained the housing provident funds registration certificate.

5.	None of Jiangmen Wealth Water, Guizhou Yufeng and Shanxi Wealth has paid any housing provident funds for all of their employees.

6.	The registrations of the Ultimate Shareholders of the Company mentioned in opinion No. 8 above have not been made as of the date hereof.